DLH Reports Second Quarter Fiscal Year 2020 Results
Steady Business Execution; Solid Outlook in Face of COVID-19
Atlanta, Georgia – May 6, 2020 - DLH Holdings Corp. (NASDAQ: DLHC) (“DLH” or the “Company”), a leading provider of innovative healthcare services and solutions to federal agencies, today announced financial results for its fiscal second quarter ended March 31, 2020.

Highlights
•Revenue was $54.8 million for the second quarter versus $33.8 million for the prior-year period
•Operating income was $3.8 million for the second quarter versus $2.3 million for the prior-year period
•Earnings were $2.1 million, or $0.16 per diluted share, for the second quarter of fiscal 2020 versus $1.3 million, or $0.10 per diluted share, for the prior-year period; earnings before interest, tax, depreciation and amortization ("EBITDA") was $5.6 million for the second quarter of fiscal 2020 versus $2.9 million for the prior-year period
•The Department of Veteran Affairs ("VA") cancelled the procurement activity requiring the nine pharmacy contracts be awarded to a small business service disabled bidder. As the VA develops its new procurement strategy, the Company expects to continue providing these services

Management Discussion
“The world has clearly changed drastically since the beginning of 2020, but DLH posted solid results in the face of challenging economic times,” stated DLH President and Chief Executive Officer Zach Parker. “Revenue rose to $54.8 million, operating income reached $3.8 million, and we generated $3.5 million in cash from operations during the second quarter."

“We have taken necessary steps to safeguard our employees and customers since the onset of the COVID-19 pandemic, and our healthcare-related services and solutions are now more important than ever. We have experienced an uptick in demand by certain agencies and are busy assisting our customers in many areas to assess and react to the current pandemic. As we adapt to the current environment, DLH stands as a steady provider of data analytics, telehealth solutions, and technology-enabled applications to help our country – and its people – prepare for better days ahead.”

Update on Major Contract Recompete
During the quarter, the government canceled the previously issued request for proposal (“RFP”) for VA pharmacy contracts. The RFP included a requirement that the prime contractor be a service-disabled veteran owned small business, which would have precluded DLH from continuing in the prime contractor role. The government has not indicated its future procurement strategy. Due to the time required to conduct a procurement process, DLH expects its current contracts for these services to be extended.

Results for the Three Months Ended March 31, 2020
Revenue for the second quarter of fiscal 2020 was $54.8 million versus $33.8 million in the prior-year period. The significant increase was due primarily to the $18.7 million of revenue contributed by Social & Scientific Systems operating unit ("S3"), while the Company's legacy operations also grew steadily, reflecting increased volume to the VA and other agencies.

Income from operations was $3.8 million for the quarter versus $2.3 million in the prior-year period and, as a percent of revenue, the Company reported an operating margin of 7.0% in fiscal 2020 versus 6.9% in fiscal 2019, reflecting stronger operating results, offset in part by increased amortization from acquired intangibles. Interest expense in the quarter was $0.9 million, versus $0.5 million for the three months ended March 31, 2019, due to the borrowing required to finance the S3 acquisition. Income before taxes was $2.9 million for the quarter versus $1.8 million in fiscal 2019, representing 5.3% of revenue for each respective quarter.

For the three months ended March 31, 2020, DLH recorded a $0.9 million provision for tax expense versus $0.5 million in the prior-year period. The Company reported net income of approximately $2.1 million, or $0.16 per diluted share, for the second quarter of fiscal 2020 versus $1.3 million, or $0.10 per diluted share, for the second quarter of fiscal 2019. As a percent of revenue, net income was 3.8% for the second quarter of fiscal 2020 versus 3.7% for the prior year period.

On a non-GAAP basis, EBITDA for the three months ended March 31, 2020 was approximately $5.6 million versus $2.9 million in the prior-year period, resulting in 10.2% and 8.5% as a percentage of revenue for each respective year. The year-over-year increase was primarily due to the impact of the S3 acquisition, including the improved operating leverage achieved through the expansion of the Company's business base, as well as growth across the Company’s legacy operations.
Balance Sheet and Cash Flow
DLH generated approximately $3.5 million in operating cash during the second quarter of fiscal 2020, largely reflecting working capital management even in the face of higher accounts receivables due to the financial system integration completed during the quarter. The Company anticipates increased operating cash flow for the fiscal third and fourth quarters, and projects a debt balance of $42 to $45 million at fiscal year-end.

As of March 31, 2020, the Company had cash and cash equivalents of $1.1 million and debt outstanding of $55.0 million, versus cash of $1.8 million and debt outstanding of $56 million as of September 30, 2019. The next required principal payment is not due until June 2022, although the Company intends to continue using free cash flow to make prepayments when possible.
Conference Call and Webcast Details
DLH management will discuss second quarter results and provide a general business update, including current competitive conditions and strategies, during a conference call beginning at 11:00 AM Eastern Time tomorrow, May 7, 2020. Interested parties may listen to the conference call by dialing 888-347-5290 or 412-317-5256. Presentation materials will also be posted on the Investor Relations section of the DLH website prior to the commencement of the conference call.

A digital recording of the conference call will be available for replay two hours after the completion of the call and can be accessed on the DLH Investor Relations website or by dialing 877-344-7529 and entering the conference ID 10142232.

About DLH
DLH (NASDAQ:DLHC) serves federal government clients throughout the United States and abroad delivering technology enabled solutions in key health and human services programs. The Company's seven core competencies include secure data analytics, clinical trials and laboratory services, case management, performance evaluation, system modernization, operational logistics and readiness, and strategic digital communications. DLH has over 1,950 employees serving numerous government agencies. For more information, visit the corporate website at
www.dlhcorp.com

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that refer to expectations, projections or other characterizations of future events or circumstances or that are not statements of historical fact (including without limitation statements to the effect that the Company or its management “believes”, “expects”, “anticipates”, “plans”, “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH’s actual results to differ materially from those indicated by the forward-looking statements. Forward-looking statements in this release include, among others, statements regarding benefits of the acquisition, estimates of future revenues, operating income, earnings, earnings per share, backlog, and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Our actual results may differ materially from such forward-looking statements made in this release due to a variety of factors, including: the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and its impact on the economy and demand for our services, are uncertain, cannot be predicted, and may precipitate or exacerbate other risks and uncertainties; the risk that we will not realize the anticipated benefits of an acquisition; the challenges of managing larger and more widespread operations resulting from the acquisition; contract awards in connection with re-competes for present business and/or competition for new business; compliance with new bank financial and other covenants; changes in client budgetary priorities; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the ability to successfully integrate the operations of future acquisitions; and other risks described in our SEC filings. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, as well as interim quarterly filings thereafter. The forward-looking statements contained herein are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about our industry and business. Such forward-looking statements are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements, except as may be required by law..

CONTACTS:

INVESTOR RELATIONS
Contact: Chris Witty
Phone: 646-438-9385
Email: cwitty@darrowir.com
TABLES TO FOLLOW

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2020	2019	2020	2019
Revenue	$54,798	$33,756	$107,036	$67,508
Cost of Operations:
Contract costs	42,941	26,250	84,281	52,706
General and administrative costs	6,260	4,477	12,174	8,653
Acquisition costs	—	143	—	143
Depreciation and amortization	1,760	560	3,619	1,123
Total operating costs	50,961	31,430	100,074	62,625
Income from operations	3,837	2,326	6,962	4,883
Interest expense, net	906	544	1,846	721
Income before income taxes	2,931	1,782	5,116	4,162
Income tax expense	855	517	1,488	1,207
Net income	$2,076	$1,265	$3,628	$2,955

Net income per share - basic	$0.17	$0.11	$0.30	$0.25
Net income per share - diluted	$0.16	$0.10	$0.28	$0.23
Weighted average common shares outstanding
Basic	12,299	12,036	12,193	11,999
Diluted	13,003	13,087	12,886	13,030

DLH HOLDINGS CORP.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	March 31, 2020	September 30, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,124	$1,790
Accounts receivable	34,948	23,226
Other current assets	2,952	1,831
Total current assets	39,024	26,847
Equipment and improvements, net	4,275	5,343
Operating lease right-of-use assets	22,816	—
Deferred taxes, net	1,087	2,345
Goodwill	52,758	52,758
Intangible assets, net	38,799	41,208
Other long-term assets	665	757
Total assets	$159,424	$129,258

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Operating lease liabilities - current	$1,311	$—
Debt obligations - current	2,000	—
Accrued payroll	10,765	8,852
Accounts payable, accrued expenses, and other current liabilities	22,913	20,633
Total current liabilities	36,989	29,485
Long-term liabilities:
Debt obligations - long term, net of deferred financing costs	50,910	53,629
Operating lease liabilities - long-term	22,128	—
Other long-term liabilities	—	573
Total long-term liabilities	73,038	54,202
Total liabilities	110,027	83,687
Shareholders' equity:
Common stock, $0.001 par value; authorized 40,000 shares; issued and outstanding 12,354 and 12,036 at March 31, 2020 and September 30, 2019, respectively	12	12
Additional paid-in capital	85,314	85,114
Accumulated deficit	(35,929)	(39,555)
Total shareholders’ equity	49,397	45,571
Total liabilities and shareholders' equity	159,424	129,258

DLH HOLDINGS CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Six Months Ended
	March 31,
	2020	2019
Operating activities
Net income	$3,628	$2,955
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	3,619	1,123
Amortization of deferred financing costs	374	534
Stock based compensation expense	384	392
Deferred taxes, net	1,258	978
Non-cash gain from lease modification	(121)	—
Changes in operating assets and liabilities
Accounts receivable	(11,722)	884
Other current assets	(1,211)	(749)
Accrued payroll	1,913	234
Accounts payable, accrued expenses, and other current liabilities	2,280	355
Other long-term assets/liabilities	260	73
Net cash provided by operating activities	662	6,779

Investing activities
Purchase of equipment and improvements	(141)	(4)
Net cash used in investing activities	(141)	(4)

Financing activities
Borrowing on revolving line of credit, net	2,000	—
Repayments of senior debt	(3,000)	(7,708)
Payment of debt financing costs	(3)	—
Repurchase of common stock	(211)	—
Proceeds from issuance of common stock upon exercise of options	27	39
Net cash used in financing activities	(1,187)	(7,669)

Net change in cash and cash equivalents	(666)	(894)
Cash and cash equivalents at beginning of year	1,790	6,355
Cash and cash equivalents at end of year	$1,124	$5,461

Supplemental disclosures of cash flow information
Cash paid during the period for interest	$1,583	$397
Cash paid during the period for income taxes	$409	$269
Supplemental disclosures of non-cash activity
Non-cash cancellation of common stock	$211	$—

Revenue Metrics

	Six Months Ended
	March 31,	March 31,
	2020	2019
Market Mix:
Defense/VA	47%	69%
Human Services and Solutions	21%	29%
Public Health/Life Sciences	32%	2%

Contract Mix:
Time and materials	70%	97%
Cost reimbursable	28%	2%
Firm fixed price	2%	1%

Prime vs Sub:
Prime	93%	99%
Subcontractor	7%	1%

Non-GAAP Financial Measures
The Company uses EBITDA and EBITDA as a percent of revenue as supplemental non-GAAP measures of our performance. We define EBITDA as net income excluding (i) interest expense, (ii) provision for or benefit from income taxes and (iii) depreciation and amortization. EBITDA as a percent of revenue is EBITDA for the measurement period divided by revenue for the same period.

These non-GAAP measures of performance are used by management to conduct and evaluate its business during its review of operating results for the periods presented. Management and the Company's Board utilize these non-GAAP measures to make decisions about the use of the Company's resources, analyze performance between periods, develop internal projections and measure management performance. We believe that these non-GAAP measures are useful to investors in evaluating the Company's ongoing operating and financial results and understanding how such results compare with the Company's historical performance.

Reconciliation of GAAP net income to EBITDA, a non-GAAP measure:

(amounts in thousands)	Three Months Ended			Six Months Ended
	March 31,			March 31,
	2020	2019	Change	2020	2019	Change
Net income	$2,076	$1,265	$811	$3,628	$2,955	$673
(i) Interest expense, net	906	544	362	1,846	721	1,125
(ii) Provision for taxes	855	517	338	1,488	1,207	281
(iii) Depreciation and amortization	1,760	560	1,200	3,619	1,123	2,496
EBITDA	$5,597	$2,886	$2,711	$10,581	$6,006	$4,575

EBITDA as a % of revenue	10.2%	8.5%	1.7%	9.9%	8.9%	1.0%
Revenue	$54,798	$33,756	$21,042	$107,036	$67,508	$39,528